Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into as of the 14th day of September, 1997, by and between Q. B. I. ENTERPRISES LTD. (the “Company”) and Ms. Smadar Samirah, Israel I.D. number 022498802 (the “Employee”).

WHEREAS:	The Company desires to employ the Employee as Financial Manager of the Company and the Employee desires to enter into such employment, on the terms and conditions hereinafter set forth.

NOW, THEREFORE in consideration of the respective agreements of the parties contained premises and of the mutual covenants herein contained, the parties hereby agree as follows:

1.	Term

The term of employment of the Employee under this Agreement shall commence on 14th September, 1997, and shall continue until terminated in accordance with the provisions of Section 5 below.

2.	Employment

(a)
The Employee shall be employed as Financial Manager of the Company. The Employee shall perform the duties, undertake the responsibilities and exercise the authority as determined from time to time by the Board of Directors and/or the President & Chief Executive Officer of the Company.

(b)
The Employee agrees to devote total attention and full time to the business and affairs of the Company as required to discharge the responsibilities assigned to the Employee hereunder. During the term of this Agreement, the Employee shall not be engaged in any other employment nor engage in any other business activities for any other person, firm or company without the prior written consent of the Company.

(c)
The Employee’s duties shall be in the nature of management duties that demand a special level of loyalty and accordingly the Law of Work Hours and Rest - 1951 shall not apply to this Agreement. The parties hereto confirm that this is a personal services contract and that the relationship between the parties hereto shall not be subject to any general or special collective employment agreement or any custom or practice of the Company in respect of any of its other employees or contractors.

(d)
The Employee’s regular place of employment is at the Company’s offices in Israel. However, the Employee acknowledges that the Company may, from time to time, direct that his work be performed at other locations.

3.	Remuneration

(a)
The Company agrees to pay the Employee during the term of this Agreement a gross salary of NIS 16,000 (Sixteen Thousand New Israel Shekels) per month. Said salary shall be paid in arrears by the 5 th day of each month in respect to a preceding month in which the Employee was in employment (hereinafter referred to as the “Salary”).

(b)
The Salary specified in sub-clause 3(a) includes remuneration for working overtime and on days of rest, and the Employee shall not be entitled to any further remuneration or payment whatsoever other than the Salary and/or benefits, unless expressly specified in this Agreement. The Employee acknowledges that the Salary to which he is entitled pursuant to this Agreement constitutes due consideration for him working overtime and on the weekly rest.

(c)	The Salary will be adjusted from time to time in accordance with the cost of living increments (Index) which apply to all employees in Israel.

(d)	The Company may, in its sole and exclusive discretion, consider awarding he Employee an annual bonus.

21 January 1998

(e)	All sums mentioned in this Agreement are pre-tax. The Employee shall bear and pay any and all taxes imposed on his salary and other benefits hereunder.

4.	Employee Benefits

The Employee shall be entitled to the following benefits:

(a)
Manager’s Insurance . The Company shall effect a Manager’s Insurance Policy (the “Policy”) for the Employee and shall pay a sum equal to 13.33% of the Employee’s Salary toward such Policy, (of which 8.33% will be on account of severance pay and 5% on account of pension fund payments) and a further 2.5% of the Employee’s Salary on account of disability pension payments. The Company shall deduct 5% from the Employee’s Salary to be paid on behalf of the Employee towards such Policy. Payments by the Company towards the Policy under this Section 4(a) shall be in lieu of any statutory obligations to pay severance pay, subject to the approval of the Minister of Labor under Section 14 of the Severance Pay Law 5723-1963.

(b)
Further Education Fund Contributions . The Employee is entitled to elect to participate in a further education fund. Should the Employee so elect to participate in such a further education fund, The Company shall pay a sum equal to 7.5% of the Employee’s Salary and shall deduct 2.5% from the Employee’s Salary to be paid on behalf of the Employee toward a further education fund. Use of these funds shall be in accordance with the by-laws of the fund.

(c)	Sick Leave . The Employee shall be entitled to fully paid sick leave pursuant to the Sick Pay Law - 1976.

(d)
Vacation . The Employee shall be entitled to an annual vacation of 22 working days at full pay on dates to be coordinated the Company in advance. The Employee shall not be entitled to receive from the Company any Sabbatical Year Leave.

(e)	Automobile . The Company shall pay the Employee, on a monthly basis, an allowance to cover the cost of:

21 January 1998

(i)	Comprehensive car insurance;

(ii)	Compulsory insurance;

(iii)	Annual Ministry of Transport test;

(iv)	Travel of 20 km per working day.

(f)
Stock Options The Employee shall be entitled to options to purchase shares of the Company’s holding company, Quark Biotech Inc. (herein - “Quark”) on the terms of Quark’s Option Plan for Israeli Employees of the Company to be adopted by Quark. From the date of commencement, 40,000 options are granted. From 14th September, 1998, an additional 20,000 options are granted. The exercise price is US$ 0.4 for all the above options granted.

5.	Termination

(a)	The Employee’s employment hereunder may be terminated under the following circumstances:

(i)
Termination for Cause . The Company may terminate the Employee’s employment for Cause. Such termination shall take immediate effect and the Company is not required to serve any prior notice upon the Employee. For purposes of this Agreement, termination for “Cause” shall mean and include: (i) conviction of any felony involving moral turpitude or affecting the Company; (ii) any refusal to carry out a reasonable directive of the Board of Directors of the Company which involves the business of the Company and was capable of being lawfully performed; and (iii) embezzlement of funds of the Company; (iv) breach of Section 6 and/or 7 below by the Employee; If the employment of the Employee is terminated for cause, then the Employee shall not be entitled to any compensation pursuant to Section 3. The Employee shall be entitled to the amount of severance pay required by law except in cases in which the dismissal of an employee would not entitle the employee to severance pay pursuant to the Severance Pay Law.

(ii)	Termination for any other reason . Without derogating from sub-section 5(a)(i) above, the Company may terminate the Employee’s employment for any reason whatsoever provided

21 January 1998

that the Employee is given not less than 60 days written notice of termination. During such 60 days period the Employee shall be entitled to compensation pursuant to Section 3. The Employee shall be entitled to the amount of severance pay required by law (subject to the provisions of Section 5(c) below). Notwithstanding the above, it is agreed and accepted by the Employee that during the first six months from the date hereof (herein - “Trial Period”), each of the Company and the Employee shall be entitled to bring this Agreement to an end by the service of written notice thereof carrying immediate effect.

(b)
The Employee may terminate this agreement and resign from his employment hereunder, provided he has given the Company not less than 60 days written notice During such 60 days period, the Employee shall be entitled to compensation pursuant to Section 3. The Company may waive such notice period (in whole or in part) in which event this Agreement including the Employee’s right to compensation pursuant to Section 3 shall forthwith terminate. Upon termination by the Employee as above, the Employee shall be entitled to the amount of severance pay required by law (subject to the provisions of Section 5(c) below).

(c)
The Company and Employee agree and acknowledge that in the event the Company transfers ownership of any Employee insurance policy to the Employee, that such transfer shall constitute the payment of any severance pay the Company is required to pay to the Employee pursuant to the Severance Pay Law (5727-1963). The Company agrees not to object to releasing all funds in such Employee insurance policy in the name of the Employee to the Employee except in cases in which the dismissal of an employee would not entitle the employee to severance pay pursuant to the Severance Pay Law.

6.	Confidentiality & Intellectual Property

(a)
Proprietary Information . In this Section 6 reference to “Confidential Information” shall include reference to all information which the Company and/or Quark considers to be of a confidential nature, including but not limited to

21 January 1998

trade secrets, know-how, financial data, documentation, graphs, drawings, diagrams, blueprints, records, specifications, technologies, analyses of materials and compounds, processes, techniques, research and test materials, computer programs in human or machine-readable code (including notes, spread-sheets and flowcharts), business and marketing plans and projections, details of arrangements and agreements with third parties, information pertaining to customers and suppliers of the Company and/or Quark, formulae, ideas whether reduced to a material form or otherwise, designs, plans, models and any part thereof and , without derogating from the generality of the foregoing, any material marked or endorsed by or for the Company and/or Quark as “secret” or “confidential”.

(b)
Non-Disclosure . Employee agrees that, except as directed by the Company and/or by Quark, and in the ordinary course of the business of the Company and/or Quark, Employee will not during or after the Employee’s employment with the Company disclose to any person or use, directly or indirectly for Employee’s own benefit or the benefit of others, the Confidential Information or any part thereof, or permit any person to examine or make copies of any documents which may contain or be derived from the Confidential Information. Employee agrees that the provisions of this Section 6 shall survive the termination of this Agreement and Employee’s employment by the Company, and shall remain in force and binding upon him for a further period of five years after such termination of employment.

(c)
All intellectual property developed, originated, conceived, written or made by the Employee during the term of his employment with the Company which is in any way connected to the business of the Company and/or Quark shall be wholly-owned by the Company, and the Company shall be entitled to deal therewith as it desires and register said intellectual property (if in any registrable form) in its sole name. The Employee shall assist the Company in everything necessary in order to register its rights in such intellectual property, both inside and outside Israel, and shall execute every document required in such connection even after the termination of his employment with the Company insofar as necessary. The Employee irrevocably appoints the Company as his attorney in his name and on his behalf to

21 January 1998

execute all documents and do all things required in order to give full effect to the provisions of this Section.

7.	Competitive Activity

(a)	During the term of this Agreement and for a period of one year from the date of termination of this Agreement for any reason (“the Termination Date”) the Employee will not directly or indirectly:

(i)
carry on or hold an interest in any company, venture, entity or other business which competes, directly or indirectly, with the Company and/or with Quark (“a Competing Business”), including, without limitation, as shareholder;

(ii)	act as a consultant or employee or officer or in any managerial capacity in a Competing Business;

(iii)
solicit, canvass, approach or endeavor to solicit, canvass or approach any person who, to his knowledge, was provided with services by the Company and/or by Quark at any time during the twenty four (24) months immediately prior to the Termination Date, for the purpose of offering services or products which compete, directly or indirectly, with the services or products supplied by the Company and/or by Quark at the Termination Date (“Restricted Services”);

(iv)
supply in competition with the Company and/or with Quark Restricted Services to any person who, to his knowledge, was provided with services by the Company and/or by Quark at any time during the twenty four (24) months immediately prior to the Termination Date;

(v)
solicit or entice away or endeavor to solicit or entice away from the Company and/or from Quark any person employed by the Company and/or by Quark at the Termination Date with a view to inducing that person to leave such employment and to act for another employer in the same or a similar capacity;

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8.	Notice

For the purpose of this Agreement, notice and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by registered mail, postage prepaid, addressed to the respective addresses set forth below or last given by each party to the other.

All notices and communications shall be deemed to have been received on the date of delivery thereof, except that notice of change of address shall be effective only upon receipt and appropriate acknowledgment.

The initial addresses of the parties for purposes of this Agreement shall be as follows:

The Company :	Q. B. I. Enterprises Ltd. PO Box 741, Nes Ziona 74106 Attention: Dr. Daniel Zurr

TEL: 08-9408147 FAX: 08-9406746

The Employee:	Ms. Smadar Samirah Tel Hai Street, 19, Rishon LeZion 75277

TEL: 03-9691430

9.
Law and Jurisdiction . This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Israel. The Courts of Tel-Aviv shall have sole jurisdiction in all matters relating to this Agreement.

10.	Miscellaneous

(a)
No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

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(b)	The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

(c)
 This Agreement constitutes the entire agreement between the parties hereto and accordingly supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

(d)
This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns and the Company shall require successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. The term “successors and assigns” as used herein shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

(e)
Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Employee, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee’s legal representative.

(f)	The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

21 January 1998

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Employee has executed this Agreement as of the day and year first above written.

Q. B. I. ENTERPRISES LTD.		Ms. Smadar Samirah
By:	/s/ D. Zurr	/s/ Smadar

Name:	D. Zurr

Title:	President

21 January 1998

[Translated from Hebrew]

Addendum and Amendment of Conditions of Employment Agreement of
Executed on July 14, 2008

Between:	QBI Enterprises Ltd. (hereinafter: the “Company”)
And:	Mrs. Smadar Shakked (hereinafter: the “Employee”)
Whereas:	The Company and the Employee have executed an employment agreement dated September 14, 1997, which has been amended by the Parties from time to time (hereinafter: the “Employment Agreement”); and

Whereas:	The Parties wish to amend the conditions of the employment agreement;

Therefore, it is agreed between the Parties as follows:

1.	The Parties agree that the unpaid leave that the Employee has taken will end on July 15, 2008, and as of such date, she shall return to her employment.
2.	Section 3 of the Agreement - the Employee's monthly salary, as of July 15, 2008, shall be in the sum of NIS 47,700 per month.
3.	Section 5(A)(II) - it is agreed that the prior notice period to which the Employee is entitled shall be altered from 60 days to 120 days.
4.
The Parties have agreed that as of July 15, 2008, they shall adopt the conditions of section 14 of the Severance Pay Law and the conditions of the General Approval regarding employer payments into pension funds and insurance funds in lieu of severance pay. For the purposes of the aforesaid, the Parties shall execute Appendix A attached hereto. (For the avoidance of doubt it is clarified that the salary increase under this Addendum shall be subsequent to adoption of the aforesaid conditions, i.e., it shall not apply to severance pay obligations owing for the period preceding the adoption of the conditions of section 14).

5.	Except to the extent otherwise provided in this Addendum, the rest of the conditions of the employment agreement shall remain unchanged and in full force.

In witness whereof, we have hereunto set our hands:

The Company	The Employee
/s/ D. Zurr	/s/ Smadar Shakked

3.	Employee’s Declarations

The Employee hereby declares and confirms that it is aware and agrees that subject to the performance of the Employer's obligations under the Agreement and the conditions of the General Approval, the Employer's payments as set out in section 2 above shall be in lieu of the severance pay owed to the Employee for the salary from which the aforesaid payments were made, and for the period in which they were made.

4.	General Approval

The following is the wording of the General Approval as published in Yalkut Pirsumim 4659 of June 30, 1978 (following amendment in Yalkut Pirsumim 4803 of August 23, 1999 and in Yalkut Pirsumim 4970 of March 12, 2001).

By virtue of my authority pursuant to section 14 of the Severance Pay Law, 5723-1963, (hereinafter: the “Law”), I certify that payments made by the Employer as of the date of publication of this Certificate, for the Employee, into a comprehensive pension in an annuity fund which is not an insurance fund as defined in the Income Tax (Rules for Approval of and Management of Pension Funds) Regulations, 5724-1964 (hereinafter: a “Pension Fund”), or into an executive insurance policy which includes the ability to pay an annuity or a combination of payments into an annuity plan and a plan which is not an annuity plan, into such insurance fund (hereinafter: an “Insurance Fund”), including payments made by combining payments into a Pension Fund and an Insurance Fund, whether the Insurance Fund contains an annuity plan or not (hereinafter: “Employer Payments”) shall stand in lieu of the severance pay owing on the Salary out of which the aforesaid payments are made, and for the period paid (hereinafter: the “Severance Salary”), provided that all of the above exist:
(1)           Employer's Payments –

(a)
Into a Pension Fund shall be no less than 14.33% of the Severance Salary or 12% of the Severance Salary if the Employer also makes payments for the Employee, in addition to the above, for supplementation of severance pay into a severance pay pension fund or an Insurance Fund in the Employee’s name in the rate of 2.33% of the Severance Salary.  Where the Employer has not paid the aforesaid 2.33% in addition to the 12%, the Employer’s payments shall stand in lieu of 72% of the Employee’s severance pay only.

(b)	Into an Insurance Fund are no less than one of the following:
(1)
13.33% of the Severance Salary, if the Employer pays for the Employee, in addition to the above, for monthly salary assurance in the event of loss of capacity to work, under a plan approved by the Commissioner for Capital Markets, Insurance and Savings at the Ministry of Finance, in the rate required to assure 75% of the Severance Salary at least, or in the rate of 2.33% of the Severance Salary, whichever is the lesser (hereinafter: “Payment for Insurance of Loss of Capacity to Work”);

(2)
11% of the Severance Salary if the Employer also makes Payment for Insurance of Loss of Capacity to Work, in which case the Employer’s payments shall stand in lieu of 72% of the Employee’s severance pay only. Where the Employer, in addition to the above, makes payments in supplementation of severance pay into a severance pay pension fund or an insurance fund in the Employee’s name, in the rate of 2.33% of the Severance Salary, the Employer’s payments shall stand in lieu of 100% of the Employee’s severance pay.

(2)	No more than three months after the commencement of the Employer’s payments, a written agreement is entered into between the Employer and the Employee containing –

(a)
The Employee's consent to an arrangement under this Approval in a form setting out the Employer's payments to the Pension Fund or Insurance Fund, as the case may be, such agreement to also contain the wording of this Approval;

(b)
The employer's waiver, in advance, of any right that it might have to refund of monies from its payments, unless the employee's right to severance pay is denied in a judgment under section 16 or 17 of the Law and in the event that it is so denied or that the Employee has withdrawn monies from the pension fund or insurance fund other than with respect to an entitling event: For this purpose, “entitling event” – death, disability or retirement at age sixty or above.

(3)
This Approval shall not derogate from an employee’s right to severance pay under the Law, under a collective agreement, extension order or employment contract, in respect of salary above the exempt salary.

5.	Termination of Agreement

The Agreement shall apply to the Employer's payments commencing on July 1, 2008 and shall remain in force for so long as the Employer is making payments in accordance with section (1) of the conditions of the General Approval.

In witness whereof, we have hereunto set our hands this14th day of July, 2008

Employer	Employee
/s/ D. Zurr	/s/ Smadar Shakked

[24]

Addendum to Employment Agreement
Made and executed on December 10, 2007

Between:                      Q.B.I Enterprises Ltd. (hereinafter: the “Company”)

And: Smadar Shakked (hereinafter: the “Employee”)

1.	The Parties have executed a number of Addendums to the Agreement with respect to the Employee's taking unpaid leave.
2.	The Parties agree that the term of unpaid leave shall be extended until June 15, 2008.
3.
It is agreed that during the term of unpaid leave, the employment relations between us shall be frozen such that you shall not be entitled to receive any payments from the Company and/or any provisions to your benefit into any funds whatsoever.

4.	The rest of the conditions of the Agreement shall remain unchanged.

The Employee	The Company
/s/ Smadar Shakked	/s/ D. Zurr

[24]
Amendment of Addendum to Employment Agreement
Made and executed on the 22nd day of July 2007
(hereinafter: the “Amendment”)

Amendment to Addendum to Employment Agreement made and executed on January 21, 2007 (hereinafter: the “Addendum”)

Between
Q.B.I. Enterprises Ltd.
Nes Ziona
(hereinafter: the “Company”)

And
Smadar Shaked
i.d. 22498302
Whose address is: 7 Spinoza Street, Tel Aviv
(hereinafter: the “Employee”)

Whereas	An Addendum has been executed by the Company and the Employee; and
Whereas	The Parties have decided to extend the term of unpaid leave;

Therefore, it is agreed and declared by the Parties as follows:
1.
The term of unpaid leave was extended from August 1, 2007 until December 15, 2007 (hereinafter: the “Term of Unpaid Leave”).  The Term of Unpaid Leave shall be extended / shortened as may be agreed by the Parties.

2.
It is agreed that during the Term of Unpaid Leave, the employment relations between the Company and the Employee shall be frozen such that the Employee shall not be entitled to receive any payments from the Company and/or any provisions to her benefit into any funds whatsoever during the Term of the Unpaid Leave.

3.	Except to the extent otherwise provided in this Amendment, the rest of the conditions of the Addendum shall remain unchanged and in full force.
4.	In the event of any contradiction between the provisions of the Addendum and the provisions of this Amendment, the provisions of this Amendment shall prevail.

In witness whereof, we have hereunto set our hands:

The Company	The Employee
/s/ D. Zurr	/s/ Smadar Shakked

2
Addendum to Employment Agreement
Made and executed on 1/21/2007

Between:	Q.B.I. Enterprises Ltd. (hereinafter: “The Company”
POB 4071, Nes Ziona
And:	Smadar Shaked (i.d. 22498802 (hereinafter: the “Employee”)
Of 7 Spinoza Street, Tel Aviv

Whereas:	The Employee wishes to take unpaid leave; and
Whereas:	The Company has agreed to allow the Employee to take unpaid leave subject to the conditions set out below.

Therefore, it is declared, stipulated and agreed between the Parties as follows:

1.
The Parties agree that the Employee shall take unpaid leave from December 1, 2006, and until August 1, 2007 (hereinafter: the “Term of Unpaid Leave”). The Term of Unpaid Leave shall be extended / shortened as may be agreed by the Parties.

The Term of Unpaid Leave is hereby extended until July 1, 2008.

2.
It is agreed that during the Term of Unpaid Leave, the employment relations between the Company and the Employee shall be frozen such that the Employee shall not be entitled to receive any payments from the Company and/or any provisions to her benefit into any funds whatsoever during the Term of the Unpaid Leave.

In witness whereof, the Parties have hereunto set their hands:

QBI Enterprises Ltd.	Smadar Shakked
/s/ D. Zurr	/s/ Smadar Shakked

Appendix to Employment Agreement

 Drafted and executed on January 21, 2007

Between:

Q.B.I Enterprises Ltd. At Nes Ziona, P.O. Box 4071 (the “Company”)

And;

Smadar Shakked (I.D 224988902) at 7 Spinoza St., Tel Aviv (the “Employee”)

Whereas, the Employee desires to take a “leave of absence;”

Whereas, The Employee received consent from the Company for taking the “leave of absence” subject to the following terms:

Accordingly, the parties hereto agree as follows:

1.
Both parties agree that the Employee shall take the leave of absence from December 1, 2006 until August 1, 2007 (the “leave of absence period”). The leave of absence period may be extended/shortened as agreed upon between Company and Employee.

2.
Both parties agree that during the leave of absence period the employment relationship between the two parties shall be put on hold in a way that the Employee shall not be entitled to receive from the Company during the leave of absence period any payments and/or other allocations put aside by the Company for the benefit of the Employee as part of some kind of fund.

IN WITNESS WHEREOF, the parties have executed this Appendix:

Q.B.I Enterprises Ltd.	Smadar Shakked

/s/ D. Zurr	/s/ Smadar

Supplement and Changes to the conditions of the employment agreement signed on July 14, 2008

Between:  Samdar Shaked (the “Employee”)

And

Between:  QBI Enterprises, Inc. (the “Company”)

Whereas, the Company and the Employee have signed an Employment Agreement since September 14, 1997, which has been updated by both parties from time to time, (the “Employment Agreement”).

Whereas, both parties want to change the terms of the Employment Agreement

Accordingly, the following has been agreed to by the parties:

1.           It is agreed that the unpaid leave taken by the Employee will end on July 15, 2008, and on that date the Employee will return to work.

2.           Section 3 of the Employment Agreement — The Employee’s monthly salary starting from July 15, 2008 will be 47,700 NIS per month.

3.           In Section 5(A)(II) — It is agreed that the advance notice given to the Employee will be changed from 60 days to 120 days.

4.           The parties have agreed that starting July 15, 2008, instead of severance pay, they will adopt the conditions of Section 14 of the Severance Pay Law and the general conditions regarding employer payments to pension and insurance funds.  For the purpose of the above change, the sides will sign on Appendix A, attached.  (To remove all doubt, it is understood that the salary increase according to this Supplement is done after the aforementioned conditions have been adopted, that is, the previous obligation for severance pay will not apply for the period before the adoption of Section 14.)

5.           Except for what was said in this supplement, the remaining conditions of the Employment Agreement shall remain as is, without change and in full effect.

In Witness, signed

/s/ Smadar Shakked

Nov. 9, 2010

/s/ D. Zurr

.